Exhibit 10.1

DISCOVER FINANCIAL SERVICES

AMENDED AND RESTATED 2007 OMNIBUS INCENTIVE PLAN

AMENDMENT TO

2009 YEAR END

AWARD CERTIFICATE FOR RESTRICTED STOCK UNITS

The 2009 Year End Award Certificate for Restricted Stock Units (the “Award Certificate”) under the Discover Financial Services Amended and Restated 2007 Omnibus Incentive Plan is amended, effective December 1, 2009, in the following particulars:

1. By inserting the following new Section 3(b) following Section 3(a) of the Award Certificate:

“(b) Vesting and conversion requirements for certain senior executive officers and highly compensated employees. Notwithstanding the other provisions of this Award Certificate, if Discover reasonably considers you to be one of the senior executive officers or highly compensated employees subject to the bonus prohibition applicable to Discover pursuant to its participation in the TARP, the following conditions will apply to the extent and in the manner required pursuant to Discover’s participation in the TARP:

(1) No restricted stock unit will vest in accordance with Section 2(a) if you do not continue to perform substantial services for the Company for at least two years from the date of the award, other than due to your death or disability, or as otherwise permitted under the Interim Final Rule issued by the U.S. Department of the Treasury pursuant to the TARP on June 15, 2009 (“Interim Final Rule”). Upon any such cessation of providing substantial services to the Company due to death or disability or as otherwise permitted under the Interim Final Rule, you shall be vested in any restricted stock units that as of such date satisfied the requirements of Section 2(a).

(2) Your restricted stock units, only to the extent vested in accordance with Section 2(a), will convert to shares of Discover common stock on the earliest date permitted by the following schedule: (i) up to 25% of your restricted stock units will convert at the time Discover repays 25% of the aggregate financial assistance received under the TARP, (ii) up to an additional 25% of your restricted stock units will convert at the time Discover repays 50% of the aggregate financial assistance received under the TARP, (iii) up to an additional 25% of your restricted stock units will convert at the time Discover repays 75% of the aggregate financial assistance received under the TARP, and (iv) up to the remaining 25% of your restricted stock units will convert at the time Discover repays 100% of the aggregate financial assistance received under the TARP. Shares to which you are entitled upon conversion of restricted stock units under this Section 3(b)(2) shall be delivered on the date of conversion or promptly thereafter in accordance with Section 409A of the Internal Revenue Code and the Interim Final Rule.

2. By deleting Section 23(n) of the Award Certificate in its entirety and replacing it with the following in lieu thereof:

“(n) ‘Legal Requirement’ means any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance, or other legal requirement, including, without limitation, any laws, rules, or requirements, as they may be promulgated and/or amended from time to time, that are applicable to Discover pursuant to its participation in the TARP.”

3. By inserting the following new Section 23(u) and renumbering existing Section 23(u) of the Award Certificate accordingly:

“(u) ‘TARP’ means the Troubled Asset Relief Program established pursuant to the Emergency Economic Stabilization Act of 2008, as amended.”